SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2006

NEWALLIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-32007	52-2407114
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

195 Church Street
New Haven, Connecticut 06510
(203)787-1111
(address and telephone number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01	Entry into a Material Definitive Agreement
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer
SIGNATURES

Item 1.01     Entry into a Material Definitive Agreement

Director Compensation

On July 25, 2006, the Board of Directors of NewAlliance Bancshares, Inc. (the "Company") approved the recommendations of the Compensation and Governance Committees to adopt the following fee schedule for the new outside director of the Company, effective immediately. The equity compensation described below will not apply to the current 12 outside directors whose terms of office began with the Company's conversion to a public company on April 1, 2004.

Event	Amount

*Annual Retainer	$23,000

*Board Meeting Attended	$1,000 / $2,000 depending on length of meeting

*Committee Meeting Attended	$1,000 / $2,000 depending on length of meeting

*Telephonic Board or Committee Information Meeting	$500

Equity Compensation
Initial grant of 1,052 shares of restricted stock and 6,541 stock options. The awards are made pursuant to the Company's Long-Term Incentive Plan and will vest ratably on January 1, 2007, 2008 and 2009.

*These amounts are the same for the current 12 outside directors.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On July 25, 2006, Mr. Douglas K. Anderson was appointed to the Board of Directors of the Company and its subsidiary, NewAlliance Bank. Mr. Anderson was appointed to the class of directors who are subject to election by the shareholders in 2008.

There are no arrangements or understandings between Mr. Anderson and any other person pursuant to which Mr. Anderson became a director. Mr. Anderson is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404 of Securities and Exchange Commission Regulation S-K.

Mr. Anderson is a Director and the former Chairman, Chief Executive Officer and President of Open Solutions, Inc. ("OSI"), a Glastonbury, Connecticut based company that provides e-business and software applications for community financial institutions. He is currently Chairman of the Compensation Committee at OSI. He is the former Chief Operating Officer and a director of Connecticut Bancshares, Inc. and its subsidiary Savings Bank of Manchester, both of which were acquired by the Company in April 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWALLIANCE BANCSHARES, INC.

By: /s/ Merrill B. Blanksteen
Merrill B. Blanksteen
Executive Vice President and Chief Financial Officer

Date: July 27, 2006